Exhibit 99.1

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Third Quarter 2013 Results
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA October 31, 2013 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the third quarter of 2013. In addition, West updated its financial guidance for the year, estimated its sales growth range for 2014, and updated its long-term planning objectives.

Third Quarter Highlights

•	Sales grew 12.5% compared to third quarter 2012 (10.9% excluding currency effects)

•	Adjusted diluted EPS grew 50% to $0.39 per share ($0.37 including discrete tax item)

•	Narrows 2013 adjusted diluted EPS guidance to between $1.58 and $1.63

•	EPS and comparisons reflect the September 2013 stock-split

•	Expects 2014 revenue growth in the range of 6% to 8%, excluding currency effects

•	Long-term goals include between $2.0 billion and $2.2 billion of 2018 revenues

Summary comparative results for the third quarter were as follows:

($ millions, except per-share data)	Three Months Ended September 30,
	2013	2012
Net Sales	$341.8	$303.8
Gross Profit Margin	30.8%	29.8%
Reported Operating Profit	39.7	26.3
Adjusted Operating Profit(1)	39.7	27.9
Reported Diluted EPS(2)	$0.37	$0.21
Adjusted Diluted EPS(1)(2)	$0.39	$0.26

(1)	Adjusted operating profit and adjusted diluted EPS are Non-GAAP measurements. See discussion under the heading "Non-GAAP Financial Measures” in this release.

(2)	Historic EPS figures are adjusted for the stock split that occurred on September 26, 2013.

Consolidated sales grew by 12.5% (10.9% excluding currency effects), or $38.0 million, when compared to the third quarter of 2012. Sales improvements were the result of rapid growth in sales of high-value Pharmaceutical Packaging Systems’ (PPS) components and modest improvements in sales of Pharmaceutical Delivery Systems’ (PDS) proprietary products.

Consolidated gross profit grew 16.7% over the third quarter of 2012 to $105.5 million, driven by a more profitable sales mix. The resulting gross profit margin of 30.8% was 1.0 margin point higher than was reported in the third quarter of 2012.

R&D costs rose to $9.6 million, or 2.8% of revenue in the quarter, from $8.2 million and 2.7% of revenue in the prior-year quarter, due mostly to increased investments in proprietary delivery systems. SG&A costs of $56.1 million were 16.4% of revenue in the quarter, compared to 17.7% in the prior-year period. The relative decline was due to the rate of sales growth in the quarter and a reduction in retirement benefit costs, which partially offset increases in stock-based and other compensation.

The strong sales performance, corresponding gross profit increase, and relative improvement in SG&A costs yielded $39.7 million in adjusted operating profit, a 42.3% increase over the $27.9 million of adjusted operating profit recorded in the prior-year period. The estimated annual effective tax rate (ETR) for 2013 was 25.8% of adjusted pre-tax profit, compared to the 27.5% used in the prior-year period. Income from non-controlled affiliates increased $0.3 million over the prior-year period to $1.7 million.

Adjusted net income was $28.1 million, compared to $18.0 million in the 2012 quarter, and yielded adjusted diluted EPS of $0.39 in the quarter, compared to $0.26 in the prior-year period.

Executive Commentary

“Execution against our high-value product strategy delivered very strong sales and operating results in what is typically our most challenging calendar quarter,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “FluroTec® and Westar® sales grew nicely and we made significant progress in reducing order lead times for some high-value components. In Pharmaceutical Delivery Systems, proprietary product sales improved, including pre-commercial-scale volumes of CZ®. Our sales growth coupled with a stronger product mix and slower growth in SG&A all contributed to the 50% increase in adjusted diluted earnings per share.”

“We are narrowing our full-year 2013 adjusted diluted EPS range estimate to $1.58 to $1.63 and expect annual sales growth to be in line with our prior expectations. We were able to produce and deliver more than we expected in the third quarter, which somewhat moderates our expectations for the remaining weeks of 2013. Our backlog of committed orders is 12% higher than it was one year ago, and order inflows for early next year are ahead of strong

2012 levels. We estimate that our year-over-year revenue growth will be in the 6% to 8% range in 2014.”

“This is also the time of year when we review and update our long-term plans based on changes to our primary growth drivers and relevant changes in the economic landscape. At the conclusion of that process, we remain optimistic about West’s future. The strategies at the center of our plans remain unchanged: growing high-value component sales, a relentless focus on operating efficiencies, and developing and commercializing our proprietary delivery system products. By continuing to execute those strategies, we believe we can achieve and build on the financial goals we laid out a year ago. Our updated plans are based on market drivers that can grow sales organically to between $2.0 billion and $2.2 billion in 2018, with the potential to generate operating profits in the range of 18% to 20% of sales.”

Pharmaceutical Packaging Systems

PPS third quarter sales were $251.5 million, 16.5% higher than were reported in the third quarter of 2012 (14.7% excluding currency effects). The overall growth was driven by sales of high-value pharmaceutical packaging components, which grew 23.4% excluding currency effects, primarily on strong sales of FluroTec and Teflon® coated components and Westar RS (ready-to-sterilize) and RU (ready-to-use) products. Standard component sales grew 7.8% excluding currency, with stronger packaging component sales being partially offset by lower sales of disposable device components. Among PPS’s geographic regions, Asia produced the highest sales growth rate and all regions generated double-digit growth, excluding currency effects.

Gross profit improved 24.5% compared to the prior-year quarter, to $89.5 million, and gross profit margin improved 2.3 margin points to 35.6%. The improvement in gross margin is a result of a better sales mix, driven by growth in high-value product sales, and higher selling prices. These, together with production efficiencies and lower material costs, more than offset increased labor and overhead costs.

SG&A costs rose $2.6 million to $30.9 million, but declined to 12.3% of sales, compared to 13.1% in the third quarter of 2012. The cost increases were associated with annual merit pay adjustments, hiring to support growth and investments, mostly in Asia, performance-based compensation, and information technology and other costs incurred in connection with supply-chain efficiency initiatives. Research and development costs increased by $0.6 million, or 18.8%, due to further investments in next-generation components. Operating profit grew 39.3% to $54.6 million, compared to $39.2 million reported in the prior-year period, and yielded a 3.5 margin point increase in operating margin, to 21.7%.

Pharmaceutical Delivery Systems

PDS sales were $90.8 million or 3.0% higher when compared to the third quarter of 2012, and were 1.7% higher excluding currency effects. The overall increase reflects a 12.9% improvement in proprietary product sales, excluding currency effects, which was partially offset by a decline in contract manufacturing revenues. Proprietary products comprised 24% of segment sales, compared to 21% in the prior-year period, as a result of higher sales of CZ cartridges for pre-commercial use by customers, and CZ vials for generic drug applications. Contract manufacturing revenues declined 0.9% as a result of delays in anticipated regulatory approvals for customers’ new drug products.

Gross profit declined $2.5 million, to $16.0 million, compared to the 2012 quarter as a result of lower profitability from pre-clinical volumes of CZ cartridges and increases in material and other production costs. The resulting gross profit margin was 17.6% in the quarter, compared to 21.0% in the prior-year period.

SG&A costs were $10.4 million in the quarter, or $1.1 million higher than in the prior-year period. Causes for the increase included higher sales commissions, annual merit pay increases, and the costs of incremental sales and marketing efforts supporting CZ and self-injection products. R&D costs grew $0.8 million, to $5.8 million and 6.4% of segment revenue, as a result of further investments in proprietary safety and administration systems. As a result, PDS incurred an operating loss of $0.1 million compared to an operating profit of $4.7 million in the 2012 period.

Corporate and Other

General corporate costs declined $1.1 million, to $7.3 million, mostly as a result of lower outside legal, financial and other consulting service costs. U.S. pension expense declined $0.9 million due to the year-to-date impact of an actuarial revision that lowered estimated retiree medical benefit costs. Stock-based compensation expense increased from $4.4 million in the prior-year period to $5.2 million in the current quarter, due to share price appreciation and improving performance relative to incentive-program goals.

Net interest expense of $4.0 million in the quarter was marginally higher than the $3.9 million reported in the prior-year period. Income tax expense reflects an estimated 2013 annual effective tax rate (ETR) of 25.8% on adjusted pre-tax profit, unchanged from the second quarter of 2013. The prior-year quarter included an additional $1.1 million of income tax expense associated with an increase to the estimated annual ETR for 2012, to 27.5%.

Financial Guidance

West's full-year 2013 revenue and EPS guidance is summarized below:

(in millions, except EPS)	Current 2013 Estimated Guidance	Prior Guidance
Consolidated net sales	$1,360 to $1,380	$1,350 to $1,390
Consolidated gross profit margin (% of sales)	31.5% to 32.0%	31.5% to 32.0%
Pharmaceutical Packaging Systems sales	$1,000 to $1,010	$990 to $1,020
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	35.7% to 36.2%	35.5% to 36.0%
Pharmaceutical Delivery Systems sales	$360 to $370	$360 to $370
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	20.0% to 21.0%	20.3% to 21.3%
Full-Year diluted EPS (3)	$1.58 to $1.63	$1.56 to $1.64
Full-Year adjusted diluted EPS (3)(4)	$1.58 to $1.63	$1.55 to $1.63

(3)	The Company's prior EPS guidance has been adjusted for the stock split that took effect on September 26, 2013.

(4)	Adjusted diluted EPS is a Non-GAAP measurement. See discussion under the heading “Non-GAAP Financial Measures” in this release.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.35 for the remainder of 2013, compared to $1.30 used in the Company’s prior guidance. The estimated impact of the change in currency assumptions on the remainder of 2013 is approximately $4 million of sales and $0.01 of EPS.

The Company’s estimated guidance for 2013 includes up to $3 million in expected sales and development income, and between $0.01 and $0.02 of diluted earnings per share, associated with customers’ research and pre-commercial work with CZ products and other proprietary administration devices, the nature of which increases the risk that actual results may be lower than estimates.

The Company estimates its 2013 capital spending at between $125 million and $135 million, a change from its prior guidance of $125 million to $140 million. That guidance excludes $35 million in costs related to the Company’s new headquarters and research facility that were incurred and recorded in 2012 and earlier years, but which were funded in 2013.

The Company indicated that it expects revenue to grow between 6% and 8% when measured at constant exchange rates in calendar year 2014 compared to its current estimates for 2013.

Long-term outlook

West updated its long-term financial goals. The Company believes that organic growth in the current businesses can reasonably achieve 2018 revenues of between $2.0 billion and $2.2 billion, and generating consolidated operating profit margin in the range of 18% to 20%.
West believes that its planning goals for PPS are achievable through a more profitable mix of products, driven by still-growing demand for higher quality pharmaceutical packaging components.
The achievement of PDS sales and profitability goals will depend in large part on customer adoption of the Company’s newer proprietary products and systems for further clinical and commercial use, including Daikyo CZ insert-needle prefillable syringes, CZ in other containment and delivery formats, the SmartDose™ patch-injector and safety, reconstitution and administration devices. Commercialization of these products will require that our customers initiate and complete all stability, clinical and manufacturing testing and qualification that may be relevant, and ultimately obtain regulatory approval of each of their finished products that will incorporate the Company’s components and systems.
The Company’s previous statements concerning its long-term objectives included sales of between $1.8 billion and $2.0 billion and an operating profit margin in the high teens in the year 2017. The Company believes that its revised plans and long-term outlook are consistent with the sales growth and profitability objectives reflected in its previous statements.
The Company updates and shares its high-level, long-term objectives in order to help investors, employees and other stakeholders better understand the strategic value of current and planned capital and research and development investments. As such, the revenue and profitability goals are not intended to predict or estimate actual results in any future period, but to indicate management’s view of what it reasonably believes to be achievable in that time frame.

Third-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-280-4960 (U.S.) or 857-244-7317 (International). The passcode is 20596408.
A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, November 7, 2013, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 56668930.

Non-GAAP Financial Measures

This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP) accepted in the U.S., and therefore are referred to as non-GAAP financial measures:

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Net debt to total invested capital

West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three-month and full-year periods presented in the accompanying tables:
Restructuring, impairment and related charges - During the three months ended September 30, 2012, we incurred restructuring, impairment and related charges of $1.1 million, all of which were associated with the restructuring plan announced in December 2010. During the nine months ended September 30, 2012, we incurred restructuring, impairment and related charges of $5.2 million, the majority of which related to impairment charges of $3.4 million, as we concluded that the estimated fair value of one of our product lines no longer exceeded the carrying value of the related assembly equipment and intangible asset. The remaining charges during the nine months ended September 30, 2012 were restructuring and related charges associated with the restructuring plan announced in December 2010.

Acquisition-related contingencies - During the three and nine months ended September 30, 2012, we increased the liability for contingent consideration related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system by $0.5 million and $0.9 million, respectively, due to the time value of money and changes in sales projections.

Extinguishment of debt - During the nine months ended September 30, 2013, we repurchased $1.7 million in aggregate principal amount of our 4.00% Convertible Junior Subordinated Debentures Due 2047, resulting in a pre-tax loss on debt extinguishment of $0.2 million, the majority of which consisted of the premium over par value. During the nine months ended September 30, 2012, we recognized a pre-tax loss on debt extinguishment of $11.6 million related to our repurchase of $158.4 million of the convertible debentures, which consisted of a $6.2 million premium over par value, a $4.4 million write-off of unamortized debt issuance costs and $1.0 million in transaction costs.

Discrete tax items - During the three and nine months ended September 30, 2013, we recorded a discrete tax charge of $1.3 million resulting from the impact of a change in the enacted tax rate in the United Kingdom on our previously-recorded deferred tax balances. During the nine months ended September 30, 2013, we also recorded a discrete tax benefit of $1.3 million related to the January 2013 reinstatement of the U.S. tax credit for increasing research activities. In accordance with U.S. GAAP, although the tax credit was reinstated on a retroactive basis to January 1, 2012, the credit was not taken into account for financial reporting purposes until 2013. During the three and nine months ended September 30, 2012, we recorded a discrete tax charge of $1.8 million resulting from the impact of intercompany dividends on foreign tax credits and the impact of changes in tax rates in certain foreign tax jurisdictions on our deferred tax balances. During the nine months ended September 30, 2012, we also recorded a discrete tax charge of $0.3 million due to the reduction of deferred tax assets associated with the legal restructuring of the ownership of our Puerto Rico operations.

Net Debt - The accompanying tables also include the Non-GAAP measure of net debt to total invested capital, which management believes provides a useful measure of the comparative degree of West’s financial leverage. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
Net sales	$341.8	100%	$303.8	100%	$1,025.7	100%	$944.9	100%
Cost of goods and services sold	236.3	69	213.4	70	697.6	68	654.7	69
Gross profit	105.5	31	90.4	30	328.1	32	290.2	31
Research and development	9.6	3	8.2	3	28.2	3	24.6	3
Selling, general and administrative expenses	56.1	16	53.7	18	174.9	17	159.5	17
Restructuring and other items	—	—	1.6	—	—	—	6.1	—
Other expense /(income), net	0.1	—	0.6	—	(0.5)	—	(3.6)	—
Operating profit	39.7	12	26.3	9	125.5	12	103.6	11
Loss on debt extinguishment	—	—	—	—	0.2	—	11.6	1.0
Interest expense, net	4.0	1	3.9	1	11.7	1	11.7	1
Income before income taxes	35.7	11	22.4	8	113.6	11	80.3	9
Income tax expense	10.6	3	9.0	3	29.5	3	25.5	3
Equity in net income of affiliated companies	1.7	—	1.4	—	4.6	—	4.8	—
Net Income	$26.8	8%	$14.8	5%	$88.7	8%	$59.6	6%
Net income per share:
Basic	$0.38		$0.22		$1.28		$0.88
Assuming dilution	$0.37		$0.21		$1.25		$0.85
Average common shares outstanding	69.8		68.3		69.4		68.0
Average shares assuming dilution	71.4		69.4		70.9		72.3

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales:	2013	2012	2013	2012
Pharmaceutical Packaging Systems	$251.5	$215.9	$754.5	$687.4
Pharmaceutical Delivery Systems	90.8	88.2	272.3	258.1
Eliminations	(0.5)	(0.3)	(1.1)	(0.6)
Consolidated Total	$341.8	$303.8	$1,025.7	$944.9

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$54.6	$39.2	$170.0	$143.4
Pharmaceutical Delivery Systems	(0.1)	4.7	3.4	12.5
U.S. pension expense	(2.3)	(3.2)	(9.7)	(10.9)
Stock-based compensation expense	(5.2)	(4.4)	(15.6)	(11.8)
General corporate costs	(7.3)	(8.4)	(22.6)	(23.5)
Adjusted Operating Profit	39.7	27.9	125.5	109.7
Restructuring and other items	—	(1.6)	—	(6.1)
Reported Operating Profit	$39.7	$26.3	$125.5	$103.6

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
(in millions, except per share data)

Three-months ended September 30, 2013	Operating Profit	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$39.7	$10.6	$26.8	$0.37
Discrete tax items	—	(1.3)	1.3	0.02
Adjusted (Non-GAAP)	$39.7	$9.3	$28.1	$0.39

Three-months ended September 30, 2012	Operating Profit	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$26.3	$9.0	$14.8	$0.21
Restructuring, impairment & related charges	1.1	0.1	1.0	0.01
Acquisition-related contingencies	0.5	0.1	0.4	0.01
Discrete tax items	—	(1.8)	1.8	0.03
Adjusted (Non-GAAP)	$27.9	$7.4	$18.0	$0.26

Nine-months ended September 30, 2013	Operating Profit	Loss on debt extinguishment	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$125.5	$0.2	$29.5	$88.7	$1.25
Extinguishment of debt	—	(0.2)	—	0.2	—
Discrete tax items	—	—	(0.1)	0.1	—
Adjusted (Non-GAAP)	$125.5	$—	$29.4	$89.0	$1.25

Nine-months ended September 30, 2012	Operating Profit	Loss on debt extinguishment	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$103.6	$11.6	$25.5	$59.6	$0.85
Restructuring, impairment & related charges	5.2	—	1.6	3.6	0.05
Acquisition-related contingencies	0.9	—	0.2	0.7	0.01
Extinguishment of debt	—	(11.6)	1.8	9.8	0.14
Discrete tax items	—	—	(2.1)	2.1	0.03
Adjusted (Non-GAAP)	$109.7	$—	$27.0	$75.8	$1.08

Please refer to the “Non-GAAP Financial Measures” for more information.

WEST PHARMACEUTICAL SERVICES NON-GAAP MEASURES RECONCILIATION OF 2013 ADJUSTED DILUTED EPS GUIDANCE TO 2013 REPORTED GUIDANCE

Full Year 2013 Guidance (1)(2)
Adjusted diluted EPS guidance	$1.58 to $1.63
2012 R&D tax credit	.03
Other discrete tax items	(.03)
Reported diluted EPS guidance	$1.58 to $1.63

(1)  Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.35 for the remainder of 2013. Actual results will vary as a result of exchange rate variability. Please refer to “Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS.

(2)  The 2013 consequences of those items described in “Non-GAAP Financial Measures,” which were excluded from the calculation of adjusted diluted EPS in 2012 and 2013, and any further similar items that may be incurred during 2013, are excluded from the adjusted diluted EPS guidance for 2013.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Nine Months Ended September 30,
	2013	2012
Depreciation and amortization	$63.1	$56.7
Operating cash flow	$151.7	$117.6
Capital expenditures	$113.1	$98.4

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of September 30, 2013	As of December 31, 2012
Cash and Cash Equivalents	$221.7	$161.9
Debt	$400.0	$411.5
Equity	$836.7	$728.9
Net Debt to Total Invested Capital †	17.6%	25.5%
Working Capital	$396.7	$295.5

† Net Debt and Total Invested Capital are Non-GAAP measures. Please refer to “Non-GAAP Financial Measures” for additional information regarding those measures.